Exhibit 99.1

Constellation Brands Enters Into Agreement with Canopy Growth Corporation to Modify Warrants and Other Rights

VICTOR, N.Y., April 18, 2019 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, today announced that it plans to enter into an agreement with Canopy Growth Corporation (“Canopy”) (TSX: WEED, NYSE: CGC), a leading diversified cannabis company, to modify certain warrants and other rights. These changes are the result of Canopy’s intentions to acquire Acreage Holdings, Inc. (“Acreage”) upon U.S. Federal cannabis legalization.
Earlier today, Canopy announced (see Canopy press release “Canopy Growth Announces Option to Acquire Leading U.S. Multi-state Cannabis Operator, Acreage Holdings”) it has entered into an agreement with Acreage, a U.S. multi-state cannabis operator, where Canopy plans to acquire the shares of Acreage upon U.S. Federal cannabis legalization (the “Triggering Event”), subject to certain conditions. This transaction, as well as proposed modifications to certain Constellation warrants, are subject to approval by Canopy shareholders. Constellation has agreed to waive its veto rights to this transaction subject to certain proposed modifications to the warrants and other conditions as outlined below:

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In addition to the 18.9 million warrants associated with the November 2017 Canopy investment, Constellation also currently has 139.7 million warrants in Canopy, which upon shareholder approval would become exercisable over a period of five to eight years from November 1, 2018, compared to the previous three-year period. This includes 88.5 million Tranche A warrants, which are exercisable at a price per share of C$50.40 and 51.2 million Tranche B warrants, of which 38.4 million, or 75 percent, are exercisable at a price per share of C$76.68. The remaining 25 percent of the original Tranche B warrants will become Tranche C warrants and will be exercisable at Canopy’s five-day volume weighted average price of the common shares on the Toronto Stock Exchange (“VWAP”) immediately prior to exercise. If Canopy exercises its right to acquire the shares of Acreage and Constellation were to exercise all of their outstanding Canopy warrants, Constellation’s ownership in Canopy is not expected to exceed 50 percent.

	Current Warrants			Revised Warrants
	Expiry Date	Shares	Price	Expiry Date	Shares	Price
Tranche A warrants	Nov. 1, 2021	88.5 M	C$50.40	Nov. 1, 2023	88.5 M	C$50.40
Tranche B warrants	Nov. 1, 2021	51.2 M	VWAP (1)	Nov. 1, 2026	38.4 M	C$76.68 (2)
Tranche C warrants	--	--	--	Nov. 1, 2026	12.8 M	VWAP (1)

(1)	Five-day VWAP of Canopy common shares on the Toronto Stock Exchange immediately prior to exercise
(2)	75 percent of original Tranche B warrants priced at Canopy stock 52-week high

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If Constellation exercises Tranche A warrants in full, Canopy has committed to repurchase the lesser of 25 percent of its issued shares to Acreage or a dollar amount equal to 25 percent of the implied enterprise value of Acreage within 24 months of the date of Constellation’s warrant exercise.

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Constellation would be permitted to purchase up to 20 million Canopy shares in the open market prior to the warrants being exercised or terminated, provided that for each share purchased by Constellation, the number of Tranche B warrants is decreased by one.

•	Constellation will continue to maintain its current level of representation on Canopy’s Board of Directors.

About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B), a Fortune 500® company, is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy and Canada. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported beer brands such as the Corona and Modelo brand families and Pacifico. Its high-quality, wine and spirits brands include the Robert Mondavi and The Prisoner Wine Company brand families, Kim Crawford, Ruffino, Meiomi and SVEDKA Vodka. The company’s portfolio also includes a collection of highly-rated, wine brands such as SIMI and Mount Veeder Winery wine brands, High West Whiskey and Casa Noble Tequila, as well as new wine innovations such as Cooper & Thief and Spoken Barrel.

Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Since its founding in 1945, Constellation’s ability to see, meet and stay ahead of shifting consumer preferences and trends across total beverage alcohol has fueled our success and made us the No. 1 growth contributor in beverage alcohol in the U.S.

To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

Forward-Looking Statements
This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future operations, prospects, and plans and objectives of management, as well as information concerning future ownership levels in Canopy and expected actions of third parties, including but not limited to Canopy’s potential transaction with Acreage and Canopy’s potential repurchase of shares issuable in that potential transaction. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.

The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such results will in fact occur. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The proposed revision of the warrants held by certain Constellation subsidiaries in Canopy (the “Warrants Revision”) is subject to various conditions, including approval by Canopy shareholders.

Any transaction between Acreage and Canopy would also be subject to various conditions. There can be no assurance either that Canopy’s shareholders will approve the proposed Warrants Revision or the intended transaction with Acreage. There also can be no assurance that any transaction between Canopy and Acreage will occur or that the Triggering Event of Canopy’s intended transaction with Acreage will occur.

In addition to risks and uncertainties associated with ordinary business operations, the forward-looking statements contained in this news release are subject to other risks and uncertainties, including the accuracy of all projections and other factors and uncertainties disclosed from time-to-time in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2018, as supplemented by the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2018, which could cause actual future performance to differ from current expectations.

MEDIA CONTACTS			INVESTOR RELATIONS CONTACTS
Mike McGrew	773-251-4934	michael.mcgrew@cbrands.com	Patty Yahn-Urlaub	585-678-7483	patty.yahn-urlaub@cbrands.com
Amy Martin	585-678-7141	amy.martin@cbrands.com	Bob Czudak	585-678-7170	bob.czudak@cbrands.com
			Tom Conaway	585-678-7503	thomas.conaway@cbrands.com